                                                                    EXHIBIT 2.1
                                                                    -----------





===============================================================================





                            STOCK PURCHASE AGREEMENT


                                     Among


                           LAHAINA ACQUISITIONS, INC.


                                      and


                   ACCENT MORTGAGE SERVICE, INC., the Sellers


                                      and


                           NP HOLDING, LLC, the Buyer







                         Dated as of December 31, 1999






===============================================================================

                               TABLE OF CONTENTS


1.       Definitions.............................................................................................1
2.       Purchase and Sale of Target Shares......................................................................3
         (a)      Basic Transaction..............................................................................3
         (b)      Purchase Price.................................................................................3
         (c)      The Closing....................................................................................4
         (d)      Deliveries at the Closing......................................................................4
3.       Representations and Warranties Concerning the Transaction...............................................4
         (a)      Representations and Warranties of the Sellers..................................................4
         (b)      Representations and Warranties of the Buyer....................................................5
4.       Representations and Warranties Concerning the Target....................................................5
         (a)      Organization, Qualification, and Corporate Power...............................................6
         (b)      Capitalization.................................................................................6
         (c)      Noncontravention...............................................................................6
         (d)      Brokers' Fees..................................................................................6
         (e)      Title to Personal Property.....................................................................7
         (f)      Legal Compliance...............................................................................7
         (g)      Real Property..................................................................................7
         (h)      Intellectual Property..........................................................................7
         (i)      Powers of Attorney.............................................................................8
         (j)      Litigation.....................................................................................8
         (k)      Employees......................................................................................8
         (l)      Environmental Matters..........................................................................8
         (m)      Insurance......................................................................................8
         (n)      Permits and Licenses...........................................................................8
         (o)      Disclaimer of other Representations and Warranties.............................................9
5.       Conveyance of Warranties and Representations............................................................9
6.       Post-Closing Covenants..................................................................................9
         (a)      General........................................................................................9
         (b)      Litigation Support.............................................................................9
         (c)      Transition.....................................................................................9
         (d)      Assumed Liabilities...........................................................................10
7.       Conditions to Obligation to Close......................................................................10
         (a)      Conditions to Obligation of the Buyer.........................................................10
         (b)      Conditions to Obligation of the Sellers.......................................................11
8.       Remedies for Breaches of This Agreement................................................................11
         (a)      Survival of Representations and Warranties....................................................11
         (b)      Indemnification Provisions for Benefit of the Buyer...........................................12
         (c)      Indemnification Provisions for Benefit of the Sellers.........................................12
         (d)      Matters Involving Third Parties...............................................................12
         (e)      Determination of Adverse Consequences.........................................................13
         (f)      Other Indemnification Provisions..............................................................13
9.       Miscellaneous..........................................................................................13
         (a)      Nature of Certain Obligations.................................................................13
         (b)      Press Releases and Public Announcements.......................................................13
         (c)      No Third-Party Beneficiaries..................................................................13

                               TABLE OF CONTENTS

         (d)      Entire Agreement..............................................................................13
         (e)      Succession and Assignment.....................................................................14
         (f)      Counterparts..................................................................................14
         (g)      Headings......................................................................................14
         (h)      Notices.......................................................................................14
         (i)      Governing Law.................................................................................15
         (j)      Amendments and Waivers........................................................................15
         (k)      Severability..................................................................................15
         (l)      Expenses......................................................................................15
         (m)      Incorporation of Exhibits, Annexes, and Schedules.............................................15
Exhibit A         Non-Recourse Purchase Money Note
Exhibit B         Stock Pledge Agreement
Exhibit C         Assumed Liabilities
Exhibit D         Side Agreements
Schedule 1        Disclosure Schedule

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into on the 31st day of December, 1999, by and among NP Holding, LLC, a Georgia limited liability company (the "Buyer"), and LAHAINA ACQUISITIONS, INC., a Colorado corporation, and ACCENT MORTGAGE SERVICES, INC., a Georgia corporation (collectively the "Sellers"). The Buyer and the Sellers are referred to collectively herein as the "Parties."

                                R E C I T A L S

         WHEREAS, the Sellers in the aggregate own all of the outstanding capital stock of Beachside Commons I, Inc., a Florida corporation (the "Target"); and

         WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding capital stock of the Target in return for the Buyer Note (as defined below).

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1.       DEFINITIONS.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Business" means the existing business operations of the Target which consists primarily of owning and leasing (as lessor) certain improved real property commonly known as Beachside Commons.

         "Buyer" has the meaning set forth in the preface above.

         "Buyer Note" has the meaning set forth in Section 2(b) below.

         "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

         "Closing" has the meaning set forth in Section 2(c) below.

         "Closing Date" has the meaning set forth in Section 2(c) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" means any information concerning the businesses and affairs of the Target that is not already generally available to the public.

         "Disclosure Schedule" has the meaning set forth in Section 4 below.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an employee pension benefit plan, (b) qualified defined contribution retirement plan or arrangement which is an employee pension benefit plan, (c) qualified defined benefit retirement plan or arrangement which is an employee pension benefit plan (including any multiemployer plan), or (d) employee welfare benefit plan or material fringe benefit plan or program.

         "Environmental Claims" mean any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or civil or criminal penalties) arising out of or resulting from the actual or alleged presence or release into the environment of any Hazardous Materials on or about the Real Property by the Sellers.

         "Environmental Laws" mean any federal, state and local law, rule, regulation, ordinance, order, decree, judgment, injunction, notice or binding agreement issued by the United States or of any state, municipality or other subdivision thereof in effect as of the Closing Date relating in any way to the environment, the management, release or threatened release of any Hazardous Materials, the health effects of Hazardous Materials or the pollution of the environment.

         "First Mortgage" means the First Mortgage granted by the Target in favor of Pacific Coast Investment Company in the original principal amount of $1,550,000.

         "Hazardous Materials" mean any contaminant, pollutant, waste, petroleum, petroleum product, chemical or other substance defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Laws.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Indemnified Party" has the meaning set forth in Section 8(d) below.

         "Indemnifying Party" has the meaning set forth in Section 8(d) below.

         "Knowledge" means actual knowledge without independent investigation.

         "Liens" means any lien, claim, charge, encumbrance and any security interest whatsoever, howsoever and wherever created or arising, including without limitation liens for taxes.

         "Ordinary Course of Business" means the ordinary course of business consistent with part custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Property" means the real property commonly known as "Beachside Commons" which is located in Nassau County, Florida and is currently owned by the Target.

         "Purchase Price" has the meaning set forth in Section 2(b) below.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Sellers" has the meaning set forth in the preface above.

         "Target" has the meaning set forth in the preface above.

         "Target Shares" means all of the shares of capital stock of the Target which is issued and outstanding at the Closing.

         "Third Party Claim" has the meaning set forth in Section 8(d) below.

         2.       PURCHASE AND SALE OF TARGET SHARES.

                  (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell to the Buyer, all of the Target Shares for the consideration specified below in this Section 2.

                  (b) PURCHASE PRICE. The Buyer agrees to pay to the Sellers at the Closing $4,550,000 (the "Purchase Price") by delivery of its non-recourse purchase money promissory note (the "Buyer Note") in the form of Exhibit A attached hereto in the aggregate principal amount of $3,000,000 secured by 660,000 shares of stock (the "Collateral") of Lahaina Acquisitions, Inc. to be pledged by Beachside Holding LLC, a Georgia limited liability company and by taking the Property subject to the First Mortgage. The Stock Pledge Agreement for the Collateral will be substantially in the form of Exhibit B attached hereto and incorporated herein by reference. The Purchase Price shall be allocated between the Sellers in proportion to their respective holdings of Target Shares as set forth in Section 4(b) of the Disclosure Schedule (as defined below) and for the reimbursement, payment and settlement of all expenses between the Buyer and the Sellers previously incurred in connection with the acquisition of Target. The Sellers acknowledge that the Buyer has not participated in the allocation process.

         (c) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kutak Rock in Atlanta, Georgia, commencing at 9:00 a.m. local time on December 30, 1999 or such other date as the Buyer and the Sellers may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than December 31, 1999.

         (d) DELIVERIES AT THE CLOSING. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below together with such documents, deeds, title certificates, leases, appraisals, books and records and other written materials relating to the Property or to the Target, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in
Section 7(b) below, (iii) each of the Sellers will deliver to the Buyer stock certificates representing all of the Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Sellers the consideration specified in Section 2(b) above.

3.       REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

         (a) REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each of the Sellers represents, warrants and covenants to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)).

                  (i) Organization of the Sellers. Each Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                  (ii) Authorization of Transaction. Each Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions. Each Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which each Seller is subject or any provision of its charter or bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which each Seller is a party or by which it is bound or to which any of its assets is subject.

                  (iv) Brokers' Fees. The Sellers have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                  (v) Target Shares. The Sellers hold of record and owns all legal and beneficial right, title and interest in and to the number of Target Shares set forth next to its name in Section 4(b) of the Disclosure Schedule (as defined below), free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Sellers are not a party to any option, warrant, purchase right, or other contract or commitment that could require the Sellers to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement). The Sellers are not a party to any voting trust, proxy, or other agreement or understanding with respect to the ownership, transfer or voting of any capital stock of the Target.

         (b) REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Sellers that the statements contained in this
Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)).

                  (i) Organization of the Buyer. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

                  (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound.

                  (iii) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Sellers could become liable or obligated.

                  (iv) Investment. The Buyer is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

4. REPRESENTATIONS AND WARRANTIES CONCERNING THE TARGET. The Sellers represent and warrant to the Buyer that the statements contained in this
Section 4 are correct and
complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by the Sellers to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule") and attached hereto as Schedule 1.

                  (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the financial condition of the Target taken as a whole. The Target has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of the Target. There are no subsidiary corporations of the Target.

                  (b) CAPITALIZATION. The entire authorized capital stock of the Target consists of 500 Target Shares, of which 500 Target Shares are issued and outstanding. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective the Sellers as set forth in Section 4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target.

                  (c) NONCONTRAVENTION. To the Knowledge of any of the Sellers, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target is subject or any provision of the charter or bylaws of any of the Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). To the Knowledge of any of the Sellers, the Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                  (d) BROKERS' FEES. The Target has not retained or employed any broker, finder, investment banker or other person or has taken any action or entered into any agreement or understanding that would give any broker, finder, investment banker or other person any valid claim against the Buyer or the Target for a commission, brokerage fee or other compensation.

                  (e) TITLE TO PERSONAL PROPERTY. The Target has good and marketable title to all of the Target's personal property and other assets, free and clear of all Liens. All such personal property will be in possession of the Target on the Closing Date.

                  (f) LEGAL COMPLIANCE. During the Sellers' ownership of the Target Shares, the Target has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereunder). During the Sellers' ownership of the Target Shares, no action, suit, proceeding, hearing, investigation, charge, compliant, claim, demand or notice has been filed or commenced against the Target alleging any failure to so comply.

                  (g)      REAL PROPERTY.

                           (i) Section 4(g)(i) of the Disclosure Schedule lists all real property that the Target owns (collectively, the "Real Property"). With respect to each such parcel of owned real property:

                                    (A)    Target has good and marketable fee
                           simple title to the Property, free and clear of any Liens and any other matters other than as set forth in the Disclosure Schedule;

                                    (B)    There are no outstanding options or
                           rights of first refusal to purchase any of the Real Property, or any portion thereof or interest therein.

                                    (C)    No material changes have occurred to
                           any of the Real Property since Target was acquired by the Sellers.

                                    (D)    All payments of principle, interest,
                           taxes and insurance regarding the Real Property are current through the Closing Date.

                                    (E)    To Seller's knowledge, all books and
                           records, correspondence and other documents pertaining to the Real Property have been delivered to Purchaser.

                           (ii) Section 4(g)(ii) of the Disclosure Schedule lists all real property leased or subleased by the Target as lessor or sublessor. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4(g)(ii) of the Disclosure Schedule (as amended to date). To the Knowledge of any of the Sellers, each lease and sublease listed in Section 4(g)(ii) of the Disclosure Schedule is legal, valid, binding, enforceable, has not been modified and is in full force and effect.

                  (h)      INTELLECTUAL PROPERTY. Section 4(h) of the Disclosure
Schedule identifies each patent or registration which has been issued to any of the Target with respect to any of its intellectual property, identifies each pending patent application or application for registration which any the Target has made with respect to any of its intellectual property, identifies all trademarks and service marks of the Target and identifies each license, agreement, or other permission which the Target has granted to any third party with respect to any of its intellectual property.

         (i) POWERS OF ATTORNEY. To the Knowledge of any of the Sellers, there are no outstanding powers of attorney executed on behalf of the Target.

         (j) LITIGATION. During the Sellers' ownership of the Target Shares, there has been no suit, action, proceeding (legal, administrative or otherwise), claim, investigation or inquiry (by an administrative agency, governmental body or otherwise) pending or threatened by, against, or otherwise affecting the Target or any its capital stock properties, assets or business prospects or the transactions contemplated by this Agreement, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality, arbitration tribunal, or other authority, domestic or foreign, or to which the Target is or may become a party. During the Sellers' ownership of the Target Shares, there has been no outstanding judgment, order, writ, injunction or decree of any court, administrative agency, governmental body or arbitration tribunal entered against or affecting the Target or any of its capital stock, properties, assets or business prospects of the Target.

         (k) EMPLOYEES. The Target does not employ any employees in the operation of the Business and, therefore, does not maintain any Employee Benefit Plans.

         (l) ENVIRONMENTAL MATTERS. During Sellers' ownership of the Target Shares:

                  (i) no Environmental Claims exist or are pending or threatened against the Target; and

                  (ii) Hazardous Materials were not used, generated, emitted, transported, stored, treated or disposed of by the Target in violation of any Environmental Law or which may result in an Environmental Claim.

         (m) INSURANCE. During the Sellers' ownership of the Target Shares, the Sellers have maintained all insurance policies (true and complete copies of which have previously been delivered to the Buyer and are listed in
Section 4(m) of the Disclosure Schedule) in full force, all premiums with respect to such insurance policies are currently paid and all duties of the insured under those policies have been fully discharged. There is no threatened termination of, or premium increase with respect to any of those policies, and there is no claim by or on behalf of Target pending under any of those policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

         (n) PERMITS AND LICENSES. During the Sellers' ownership of the Target Shares, the Sellers have maintained all permits, licenses, orders or approvals necessary for the Target to carry on the Business as presently conducted and all such permits and licenses are in full force and effect. All fees and charges incident to those permits, licenses, orders and approvals have been fully paid and are current, and no suspension or cancellation of any such permit, license, order or approval has been threatened.

                  (o) DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Except as expressly set forth in Section 3 and this Section 4, the Sellers make no representation or warranty, express or implied, at law or in equity, in respect of the Target, or any of its respective assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

         5. CONVEYANCE OF WARRANTIES AND REPRESENTATIONS. Sellers hereby transfer convey and assign to Buyer the benefit of all warranties and representations of Lahaina Acquisitions, Inc., a Colorado corporation, and LAHA No. 1, Inc., set forth in the Merger Agreement. The Buyer hereby acknowledges that the Buyer full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Target. The Buyer hereby agrees that the Buyer will treat and hold as such any Confidential Information it receives from any of the Sellers and, the Target in the course of the reviews contemplated by this Section 5(c), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Sellers and the Target, all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

         6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing:

                  (a) GENERAL. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below), including but not limited to Sellers directing its auditors to release financial information pertaining to Target.

                  (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Target each of the other Parties shall cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

                  (c) TRANSITION. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Target from maintaining the same business relationships with the Target after the Closing as it maintained with the Target prior to the Closing.

         (d) ASSUMED LIABILITIES. The Sellers, jointly and severally, agree to perform and pay when owning all debts, liabilities and obligations that are set forth on Exhibit C attached hereto and any liabilities associated with the ownership or operation of the Target during the Seller's operation of the Business prior to the Closing Date (the "Assumed Liabilities"). Upon written notice from Buyer, Sellers agree to pay such liabilities within thirty
(30) days after the receipt of written demand from the Buyer for payment. Any payments not made within thirty (30) days after receipt of written demand from the Buyer for payment may be satisfied by the Buyer pursuant to the terms of the Stock Pledge Agreement attached hereto as Exhibit B. The Buyer hereby agrees that the Sellers shall be entitled to sell any portion of the Collateral in accordance with the Stock Pledge Agreement to satisfy any of the Assumed Liabilities and the principal amount of the Buyer Note shall be reduced by the numbers of shares sold by $4.00 per share regardless of the sales price of the Collateral sold in order to satisfy payments on the First Mortgage due and payable prior to the Closing Date, real property taxes due and owing on the Property for the time period in which the Sellers' owned the Target Shares or the liabilities set forth on Exhibit C attached hereto. In addition, Sellers jointly and severally, hereby agree to pay all late fees and filing fees described in the Letter Agreement dated as of December 31, 1999 among Lahaina Acquisitions, Inc., Buyer and Beachside Holding, LLC. Any payments of any such fees not made within one (1) business day after receipt by Lahaina Acquisitions, Inc. of written demand from the Buyer and/or NP Holding may be satisfied by Beachside Holding, LLC pursuant to the terms of the Stock Pledge Agreement attached hereto as Exhibit B. In addition, with respect to transfers of stock for the payment of such Assumed Liabilities, Sellers agree, jointly and severally, at their cost to use commercially reasonable efforts to cause legal counsel for Lahaina Acquisitions, Inc. to execute and deliver to Lahaina Acquisitions, Inc.'s transfer agent a written legal opinion confirming compliance with Rule 144 under the Securities Act of 1933, provided that such sale of stock complies with the requirements set forth in Rule 144, within two
(2) business days after receipt by such counsel of an appropriate seller's representation letter and a broker's representation letter.

7.       CONDITIONS TO OBLIGATION TO CLOSE.

         (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i)      the representations and warranties set forth in
         Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                  (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                           (iv) the relevant parties shall have entered into side agreements listed on Exhibit D;

                           (v) the Sellers will pay all payments due and payable prior to the Closing Date under the First Mortgage with third party written verification that all payments have been made and the outstanding principle balance of the First Mortgage.

                           (vi) The Sellers shall have delivered third-party written verification that (a) all insurance premiums, property taxes and utilities relating to the Property and attributable to the period on or prior to the Closing Date shall have been paid in full; (b) that the Target shall have no liability under the second mortgage currently effecting the Property

                           (vii) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

         The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

                  (b) CONDITIONS TO OBLIGATION OF THE SELLERS. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                           (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                           (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                           (iv) the relevant parties shall have entered into side agreements listed on Exhibit D; and

                           (v) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

         The Sellers may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

8.       REMEDIES FOR BREACHES OF THIS AGREEMENT.

         (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Sellers contained in Section 4 above shall survive the Closing hereunder and continue in full force and effect for a period of one (1) year thereafter, except with respect to any federal or state taxes of Target, the representations and warranties of the Seller shall continue until the applicable statute of limitations has expired. All of the representations and warranties of the Parties contained in Section 3 above shall survive the Closing (unless the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

         (b)      INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

                  (i) In the event any of the Sellers breaches any of their representations, warranties, and covenants contained herein and if there is an applicable survival period pursuant to Section 8(a) above, provided that the Buyer makes a written claim for indemnification against any of the Sellers within such survival period, then each of the Sellers agrees to indemnify the Buyer from and against any Adverse Consequences the Target shall suffer as a proximate cause of such breach. Any claims for indemnification by Buyer against Seller shall be satisfied within ten (10) days after written demand is made by Buyer to Seller. If any claim for indemnification is not satisfied by Seller within the required time limits, Buyer may proceed under the terms of the Stock Pledge Agreement attached hereto as Exhibit B.

         (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLERS. In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to
Section 8(a) above, provided that any of the Sellers makes a written claim for indemnification against the Buyer within such survival period, then the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Sellers shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences the Sellers shall suffer after the end of any applicable survival period) caused by the breach.

         (d)      MATTERS INVOLVING THIRD PARTIES.

                  (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within five (5) business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing.

                  (ii) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

                  (iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                  (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties.

                  (v) Notwithstanding anything to the contrary set forth in this Section 8(d), the rights of third parties to make a Third Party Claim shall not apply to those liabilities set forth on Exhibit C attached hereto.

         (e) DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall make appropriate adjustments for insurance coverage in determining Adverse Consequences for purposes of this Section 8.

         (f) OTHER INDEMNIFICATION PROVISIONS. The indemnification provisions in this Section 8 are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant, provided, however, that the Buyer's obligations under the Buyer's Note shall be non-recourse and Buyer's recourse obligations hereunder shall be limited exclusively to the warranties and representations set forth in Section 3(b) hereof.

9.       MISCELLANEOUS.

         (a) NATURE OF CERTAIN OBLIGATIONS. The covenants of each of the Sellers in Section 3(a) above concerning the sale of the Target Shares to the Buyer, the representations and warranties of each of the Sellers in Section 4(a) above concerning the transaction and the indemnification obligations under
Section 8 are joint and several obligations.

         (b) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

         (c) NO THIRD-PARTY BENEFICIARIES. Other than the indemnification provisions set forth in Section 8(a), (b), (c) and (d) of this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (d) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement is not intended to supercede or affect the Agreement and Plan of Merger Agreement dated July 21, 1999 by and between Lahaina Acquisitions, Inc., LAHA No.1, Inc., The Accent Group, Inc., Accent Mortgage Services, Inc. and Mongoose Investments, LLC.

         (e) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h)      NOTICES.   All notices, requests, demands, claims, and other
communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) business days after) it is sent by overnight delivery, registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Sellers:        Lahaina Acquisitions, Inc.
                                   Accent Mortgage Services, Inc.
                                   Suite 220
                                   5895 Windward Parkway
                                   Alpharetta, GA 30005

         If to the Buyer:          NP Holding, LLC
                                   Gerald F. Sullivan, Manager
                                   5255 Porter Lane
                                   Gainesville, GA  30516

         With a copy to:           Thomas J. Stalzer
                                   Epstein Becker & Green
                                   Suite 1400
                                   3399 Peachtree Road
                                   Atlanta, GA  30326

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.

         (j) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) EXPENSES. Each of the Buyer, and the Sellers will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (m) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                      BUYER:


                                      NP HOLDING, LLC


                                      By   /s/
                                         ---------------------------------
                                      Name    Gerald F. Sullivan
                                           -------------------------------
                                      Title   Manager
                                           -------------------------------


                                      SELLERS:


                                      LAHAINA ACQUISITIONS, INC.


                                      By   /s/
                                         ---------------------------------
                                      Name    L. Scott Demerau
                                           -------------------------------
                                      Title   President
                                           -------------------------------


                                      ACCENT MORTGAGE SERVICE, INC.


                                      By  /s/
                                         ---------------------------------
                                      Name    Betty Sullivan
                                           -------------------------------
                                              Executive Vice President
                                      Title   and Secretary
                                           -------------------------------

                                   EXHIBIT A

                        NON-RECOURSE PURCHASE MONEY NOTE


$3,000,000                                                   ATLANTA, GEORGIA


         FOR VALUE RECEIVED, the undersigned, NP HOLDING, LLC, a Georgia limited liability company ("Maker"), with offices located at 6625 Highway 53 East, Suite 410-172, Dawsonville, GA 30534, on this 31st day of December, 1999 promises to pay to the order of ACCENT MORTGAGE SERVICES, INC., a Georgia corporation ("Holder"), at 5895 Windward Parkway, Alpharetta, GA 30005, or any other location designated by Holder, the sums specified below at the time or times indicated below.

         1. PRINCIPAL AND INTEREST. Maker promises to pay the entire principal amount of THREE MILLION DOLLARS ($3,000,000), together with interest on the outstanding principal balance until the Maturity Date (as hereinafter defined) at the rate of six percent (6%) per annum, in lawful money of the United States and in immediately available funds on or before December 31, 2000 (the "Maturity Date"). If the Maturity Date occurs on a day other than a business day, the Maturity Date shall be extended to the next succeeding business day, and interest shall be payable thereon at the rate herein specified during such extension.

         2. DEFAULT. Each of the following events shall constitute an "Event of Default" hereunder: (a) if the value of the Collateral (hereinafter defined) as determined by the average closing price for thirty (30) consecutive days is less than 102% of the principal amount of the Note; (b) Maker makes an assignment for the benefit of creditors, or files a voluntary petition in bankruptcy, receivership or insolvency, or files an answer in any involuntary proceedings of that nature admitting the material allegations of the petition, or if a proceeding or bankruptcy, receivership or insolvency, shall be instituted against Maker and such proceeding shall not be dismissed within sixty (60) days, or if a trustee or receiver shall be appointed for Maker and such proceeding shall not be dismissed or such trustee or receiver shall not be discharged within sixty (60) days (collectively subsections (a) and (b) referred to herein as a "Default"), then a Default shall exist hereunder, and any sums advanced hereunder, together will all unpaid interest accrued thereon, shall, at the option of Holder, without further notice, at once shall, become due and payable and may be collected immediately, regardless of the stipulated Maturity Date. Notwithstanding anything to the contrary set forth in this Note, Holder hereby agrees that Holder will not exercise its remedies under this Note in the event of a default under Section 2(a) unless and until all obligations and liabilities of the "Sellers" set forth in Section 6(d) of the Stock Purchase Agreement dated December 31, 1999, between Maker, "Buyer" therein and Holder and Lahaina Acquisitions, Inc., "Sellers" therein, have been paid and satisfied in full and under no circumstances shall Holder sell more than eighty percent (80%) of the shares pledged under the Pledge Agreement (as defined below) within the first ninety (90) days after the date hereof.

         3. COLLATERAL. Maker has caused to be delivered to Holder 660,000 shares of common stock (the "Collateral") of Lahaina Acquisitions, Inc. a Colorado corporation pursuant to the terms and conditions of a Stock Pledge Agreement of even date herewith (the "Pledge Agreement").

         4. EXCULPATION. Notwithstanding any other provisions of this Note, the sole remedy for the repayment of the principal and interest and costs shall be limited to the Collateral or any proceeds realized from the sale of the Collateral. If the principal amount of this Note together with all accrued interest is not paid by the Holder to the Maker on the Maturity Date, Holder shall take possession of the Collateral free and clear of all liens and encumbrances and satisfy all of the obligations of Maker hereunder.

         It is expressly understood and agreed that the undertaking of the Maker to pay this Note is included herein for the sole purpose of establishing the existence of the indebtedness evidenced by this Note and the maturity of such indebtedness. The Holder or Holders of this Note will not have any claim, remedy, or right to proceed (at law or in equity) against Maker or the members of Maker or their affiliates for the payment of any deficiency or any other sum or performance of any obligation of any nature whatsoever under this Note or under the Pledge Agreement or in connection therewith, from any source other than the Collateral; provided, however, nothing herein contained will limit, restrict, or impair the rights of the Holder of this Note to accelerate the maturity of this Note during the continuance of an Event of Default under this Note except as otherwise provided herein with respect to a default under
Section 2(a).

         5. WAIVER OF NOTICE AND REMEDIES. Maker hereby (a) waives grace, presentment and demand for payment, protest and notice of protest, and non-payment, all other notice, including notice of intent to accelerate the Maturity Date and notice of acceleration of the Maturity Date, filing of suit and diligence in collecting this Note, (b) consents to any extension or postponement of time of payment of this Note and in any other indulgence with respect hereto without notice from Holder and (c) agrees that Holder shall not be required first to institute suit or exhaust its remedies against Maker under this Note.

         6. NOTICES. Any and all other notices, elections, demands, requests and responses thereto permitted or required to be given under this Note shall be in writing, signed by or on behalf of the party giving the same, and shall be deemed properly given and effective upon being (a) personally delivered, (b) deposited with an overnight courier service in time for and specifying overnight delivery or (c) deposited in the United States mail, postage prepaid, certified with return receipt requested to the other party at the address of such other party set forth in the first paragraph hereof. All such notices shall be deemed delivered on the date of delivery if sent by personal delivery, the next business day by overnight courier service and five (5) days after being deposited in the United States Mail if sent by registered or certified mail.

         7. USURY LAW. It is the intention of Maker and Holder to comply with any applicable usury laws. In furtherance of this intention of Holder and Maker, all agreements between Maker and Holder are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of money under this Note exceed the maximum rate permissible under applicable law. If, from any circumstance whatsoever, fulfillment of any provision hereof shall be prohibited by law, the obligation to be fulfilled shall be reduced to the maximum not so prohibited, and if from any circumstances Holder should ever receive as interest an amount which would exceed the highest lawful rate, such amount as would be excessive interest shall, at Holder's option, shall be applied to the reduction of the principal of the Note and not to the payment of interest, or shall be refunded to Maker. This provision shall control every other provision of all agreements between Maker and Holder.

         8.    TIME OF ESSENCE. Time is of the essence of this Note.

         9. JURISDICTION. Maker admits that this Note has been negotiated, executed and delivered in Atlanta, Georgia, Fulton County, and that Maker (a) submits to personal jurisdiction in Fulton County in the State of Georgia for the enforcement of this Note, (b) waives any and all rights under the laws of any state to object to jurisdiction within the State of Georgia for the purposes of litigation to enforce this Note and (c) waives trial by jury.

         10. OFFSET RIGHTS. Holder and Maker acknowledge that the terms and conditions relating to the offset right of Maker to this Note as set forth in
Section 6(d) of the Stock Purchase Agreement dated December 31, 1999 are incorporated herein by reference.

         11. MISCELLANEOUS. Any payment received by Holder hereunder may, at Holder's option, be applied first to interest or to reduce the principal balance. A waiver or release with reference to one event shall not be construed as continuing, as a bar to, or as a waiver or release of any subsequent right, remedy or recourse to any subsequent event. No failure or delay on the part of Holder in exercising any right, power or remedy granted hereunder shall operate as waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. Maker hereby consents to all renewals and extensions of time at or after the maturity hereof and hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense and hereby agrees that no failure on the part of Holder to exercise any power, right and privilege hereunder, or to insist upon prompt compliance with the terms hereof, shall constitute a waiver thereof. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. As used herein, the terms, "Maker" and "Holder" shall be deemed to include their respective successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law.

         12. PREPAYMENT. This Note may be prepaid in whole or in part prior to the Maturity Date without premium or penalty.

         13. NONTRANSFERABLE NOTE. Holder shall not transfer, sell, assign or convey this Note or any rights hereunder to any individual or other person or entity unless the transferee or assignee thereof is a corporate affiliate of the initial Holder on the date hereof and any transfer or purported transfer of this Note in violation of this Section 13 shall be null and void.

         THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.

         IN WITNESS WHEREOF, the undersigned, by its officers duly appointed and authorized, has executed this Note as of the day and year first above written.

                                      MAKER:

                                      NP HOLDING, LLC


                                      By
                                         ------------------------------------
                                      Name
                                          -----------------------------------
                                      Title
                                           ----------------------------------

                                                       [SEAL]

                                   EXHIBIT B

                             STOCK PLEDGE AGREEMENT


         THIS STOCK PLEDGE AGREEMENT (the "Agreement"), entered into as of this 31st day of December, 1999, by and between BEACHSIDE HOLDING, LLC, a Georgia limited liability company (the "Pledgor"), and Lahaina Acquisitions, Inc., a Colorado corporation, and ACCENT MORTGAGE SERVICES, INC., a Georgia corporation (collectively, the "Pledgee").

                                   WITNESSETH

         WHEREAS, NP Holding, LLC on even date herewith has delivered a Non-Recourse Purchase Money Note payable to Pledgee in the original principal amount of $3,000,000 (the "Note"); and

         WHEREAS, to secure the payment and performance of all obligations of NP Holding, LLC under the Note, the Pledgor wishes to pledge to the Pledgee all of its right, title and interest in 660,000 shares of common stock of Lahaina Acquisitions, Inc. currently owned by Pledgor (the "Stock");

         NOW, THEREFORE, the parties hereby agree as follows:

         1. WARRANTY. Pledgor hereby represents and warrants to the Pledgee that except for the security interest created hereby, the Pledgor owns the stock free and clear of all liens, charges and encumbrances, that the Stock is duly issued, fully paid and nonassessable, and that Pledgor has the unencumbered right to pledge its Stock.

         2. SECURITY INTEREST. Pledgor hereby unconditionally grants and assigns to the Pledgee, its successors and assigns, a continuing security interest in and to the Stock. The Pledgor has delivered to and deposited with the Pledgee herewith all of its right, title and interest in and to the Stock, together with certificates representing the Stock and stock powers endorsed in blank by Pledgor, as security for the payment and performance of all obligations of Pledgor to the Pledgee under the Note, or any extension, renewal, amendment or modification of the foregoing, however created, acquired, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. Beneficial ownership of the Stock, including, without limitation, all voting, consensual and dividend rights, shall remain in the Pledgor until the occurrence of an Event of Default (as defined below) and until the Pledgee shall notify Pledgor of the Pledgee's exercise of voting rights to the Stock pursuant to Section 8 of this Agreement.

         3.     ADDITIONAL SHARES. In the event that, during the term of this
Agreement:

                (a) any stock dividend, stock split, reclassification, readjustment or other change is declared or made in the capital structure of Pledgee, all new, substituted and additional shares, or other securities, issued by reason of any such change and received by Pledgor or to which Pledgor shall be entitled shall be immediately delivered to the

         Pledgee, together with stock powers endorsed in blank by Pledgor, and shall thereupon constitute Stock to be held by the Pledgee under the terms of this Agreement; and

                (b) subscriptions, warrants or any other rights or options shall be issued in connection with the Stock, all new stock or other securities acquired through such subscriptions, warrants, rights or options by Pledgor shall be immediately delivered to the Pledgee and shall thereupon constitute Stock to be held by the Pledgee under the terms of this Agreement.

         4. DEFAULT. In the event of a default under the terms of the Note or a default under the terms of this Agreement (any of such occurrences being referred to as an "Event of Default"), after ten (10) days' written notice to Pledgor, Pledgee shall have the right to take title to the Stock and shall deposit the Stock as treasury stock of Lahaina Acquisitions, Inc. The value of such Stock shall be determined by the closing price of shares of common stock of Lahaina Acquisitions, Inc. as quoted on the OTC Bulletin Board on the date the title of such shares is transferred to Pledgee. In the event the value of shares is not sufficient to pay such expenses, interest, principal, obligations and damages, the Pledgor shall not be liable to the Pledgee for any such deficiency.

         5. EXPENSES. Each party shall be responsible for the payment of their expenses incurred in connection with this Agreement.

         6. RETURN OF STOCK TO PLEDGOR. Upon payment in full of all principal and interest on the Note and full performance by the Pledgor of all covenants, undertakings and obligations under the Note, the Pledgee shall immediately return to the Pledgor all of the then remaining Stock and all rights received by the Pledgee as agent for the Pledgor as a result of its possessory interest in the Stock.

         7. PLEDGOR'S OBLIGATIONS ABSOLUTE. The obligations of the Pledgor under this Agreement shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies against any other person, nor against other security or liens available to the Pledgee or its successors, assigns or agents. The Pledgor hereby waives any right to require that an action be brought against any other person or to require that resort be had to any security or to any balance of any deposit account or credit on the books of the Pledgee in favor of any other Person prior to any exercise of rights or remedies hereunder, or to require resort to rights or remedies of the Pledgee in connection with the Note.

         8.     VOTING RIGHTS.

                (a) For so long as the Note remains unpaid, after an Event of Default, (i) the Pledgee may, upon five (5) days' prior written notice to the Pledgor of its intention to do so, exercise all voting rights, and all other ownership or consensual rights of the Stock, but under no circumstances is the Pledgee obligated by the terms of this Agreement to exercise such rights, and (ii) Pledgor hereby appoints the Pledgee, which appointment shall be effective on the fifth day following the giving of notice by the Pledgee as provided in the foregoing Section 8(a)(i), Pledgor's true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote the Stock in any manner the Pledgee deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders. The power-of-attorney granted hereby is coupled with an interest and shall be irrevocable.

                  (b) For so long as Pledgor shall have the right to vote the Stock, Pledgor covenants and agrees that it will not, without the prior written consent of the Pledgee vote or take any consensual action with respect to the Stock which would constitute a default under this Agreement.

         9. DIVIDENDS. The Pledgor shall be entitled to receive and retain any and all dividends and other payments in respect of the Stock provided, however, that any and all:

                  (a) dividends paid or payable other than in cash, and instruments and other property received or receivable in respect the Stock;

                  (b) dividends and other distributions paid or payable in cash in respect of any Stock in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and

                  (c) cash paid or payable in redemption of, or in exchange for, any Stock,

shall be delivered to the Pledgee to hold as collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Pledgee and be segregated from the other property or funds of the Pledgor (with any necessary endorsement).

         10.      RELEASE OF STOCK.

                  (a) ESTABLISHMENT OF BROKERAGE ACCOUNT. Pledgor and Pledgee shall on or before January ___, 2000 establish a joint account (the "Escrow Fund") with Morgan Stanley Dean Witter ("Morgan Stanley") and shall deposit the Stock in the Escrow Fund. Upon the opening of the joint account, the parties agree to deliver joint written instructions to Morgan Stanley to dispose of the Stock in accordance with the terms of this Agreement. On December 31, 2000, all Stock remaining in the Escrow Fund shall be delivered to Pledgee unless any Disputes (as defined below) remain unpaid, a number of shares of Stock equal to the aggregate dollar amount of such Disputes (as shown in the Notice of Dispute) shall be retained by Morgan Stanley in the Escrow Fund (and the balance paid to Pledgee in such proportions). Pledgor's authorized representative and Pledgee's authorized representative shall be named in the joint instructions delivered to Morgan Stanley. Upon receipt of written instructions from either Pledgor's authorized representative or Pledgee's authorized representative that a condition under Section 10(b) has occurred, Morgan Stanley shall at the end of such business day sell that amount of shares from the Escrow Fund as indicated in the written instructions and shall hold the proceeds received from such sale for a period of at least five (5) business days. Upon joint instructions of Pledgor and Pledgee, Morgan Stanley shall be instructed in writing to release the proceeds received from such sale to the appropriate party.

                  (b) CONDITIONS FOR RELEASE OF ESCROW FUND. Pledgor or Pledgee may deliver unilateral instructions for the sale or delivery of stock as follows:

                  (i) By the Pledgor provided the sale will generate net proceeds, after the deduction of expenses and commissions, of $4.00 per share which proceeds shall reduce the outstanding principal of the Note with the remainder of sales proceeds paid to Pledgor;

                  (ii) By the Pledgor in the event that the liabilities set forth on Exhibit A attached hereto are not paid in accordance with
         Section 6(d) of the Purchase Agreement, then Buyer may sell an amount of shares of stock from the Escrow Fund which will generate net proceeds, after the deduction of expenses and commissions, up to an amount equal to the unpaid amount of such liabilities plus a fee to be retained by Pledgor equal to 40% of such liabilities provided that the net proceeds (other than the 40% fee) are used by Pledgor to pay in full such unpaid liabilities; or

                  (iii) By the Pledgee if the value of the Stock (as measured by the closing price of the shares of common stock of Lahaina Acquisitions, Inc. as quoted on the OTC Bulletin Board) for thirty
         (30) consecutive days is less than 102% of the principal amount of the
         Note in accordance with and subject to the provisions of Section 2(a) of the Note.

                  Notwithstanding the foregoing, the parties hereby agree that shares of stock from the Escrow Fund may only be sold in increments of 1,000 shares. Notice of instructions to Morgan Stanley by one party shall be simultaneously provided to the other party.

         (c) PAYMENT OF LIABILITIES. In the event that shares of stock from the Escrow Fund are sold pursuant to Section 10(b)(ii), Pledgor shall use the proceeds received from the sale of such stock to pay for the liabilities which were not paid by Pledgee in accordance with Section 6(d) of the Purchase Agreement and for the payment of expenses and commissions associated with such sale of stock and the 40% fee to which Pledgor is entitled to receive under
Section 10(b)(ii) above. Pledgor shall furnish Pledgee within five (5) days from the receipt of such proceeds with sufficient evidence of the payment in full of such liabilities. Pledgor hereby agrees to indemnify, defend and hold Pledgee harmless from and against any and all claims, losses, liabilities, costs and expenses (including attorneys' fees and expenses) arising out a breach of Pledgor of this Section 10(c).

         (d) CLAIMS. If either party dispute the occurrence of any of the conditions set forth in Section 10(b) of this Agreement (a "Dispute"), the disputing party shall deliver a written notice of a Dispute (a "Notice of Dispute") to the other party within twenty-four (24) hours from the receipt of notice from the other party that a condition for the release of the shares of stock from the Escrow Fund has occurred. Such Notice of Dispute shall specify the nature of any Dispute, the claims of each party to the Dispute and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim. The parties hereby agree and acknowledge that all Disputes shall be resolved between the parties. If the parties are unable to resolve such Dispute within one (1) business day from the receipt of a Notice of Dispute then the parties hereby agree that the Dispute shall be resolved by the decision of an independent third party selected by the parties (the "Arbitrator") in the Arbitrator's sole discretion within five (5) business days from the date of the Notice of Dispute. In the event that the parties are unable to agree upon an Arbitrator, Pledgor and Pledgee hereby agree that John McManus, Esq. shall resolve the Dispute as the Arbitrator. The parties hereby agree that the decision by the Arbitrator shall final and binding on all parties hereto. Pledgor and the Pledgee may enforce any final determination in any state or federal court located in Atlanta, Georgia. The parties hereby agree to issue joint written instructions to Morgan Stanley for the release of the proceeds of the sale of stock from the Escrow Fund promptly upon the resolution of any Dispute by the Arbitrator hereunder. If a Dispute has not arisen between the parties under this Agreement, the parties hereby agree to issue joint written instructions to Morgan Stanley for the release of the proceeds of the sale of the stock from the Escrow Fund no later than the clearance of such sale of stock by Morgan Stanley.

         11. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested,
(c) one (1) business day after delivery by a recognized express overnight courier service or (d) three (3) days after being mailed by certified mail, return receipt requested, to the parties at the following addresses:

                If to the Pledgor:        Mr. Gerald F. Sullivan
                                          Beachside Holding, LLC
                                          5255 Porter Lane
                                          Gainesville, Georgia 30506
                                          Facsimile Number:

                with a copy to:           Thomas J. Stalzer, Esquire
                                          Epstein, Becker & Green
                                          The Lenox Building, Suite 1400
                                          3399 Peachtree Road
                                          Atlanta, GA 30326
                                          Facsimile Number: (404) 812-5699

                If to the Pledgee:        L. Scott Demerau
                                          Lahaina Acquisitions, Inc.
                                          Suite 220
                                          5895 Windward Parkway
                                          Alpharetta, GA 30005
                                          Facsimile Number:

                with a copy to:           Robert E. Altenbach, Esquire
                                          Kutak Rock LLP
                                          Suite 2100
                                          Peachtree Center South Tower
                                          225 Peachtree Street
                                          Atlanta, GA 30303-1731
                                          Facsimile Number: (404) 222-4654

         12. BINDING AGREEMENT. The provisions of this Agreement shall be construed and interpreted, and all rights and obligations of the parties hereto determined, in accordance with the laws of the State of Georgia. This Agreement, together with all documents referred to herein including the Escrow Agreement, constitutes the entire Agreement between the Pledgor and the Pledgee with respect to the matters addressed herein and may not be modified except by a writing executed by the Pledgee and delivered by the Pledgee to the Pledgor. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument.

         13. SEVERABILITY. If any paragraph or part thereof shall for any reason be held or adjudged to be invalid, illegal or unenforceable by any court of competent jurisdiction, such paragraph or part thereof so adjudicated invalid, illegal or unenforceable shall be deemed separate, distinct and independent, and the remainder of this Agreement shall remain in full force and effect and shall not be affected by such holding or adjudication.

         14. ASSIGNMENT, BINDING EFFECT. Except with the prior written consent of the Pledgee, no assignment or transfer by the Pledgor of the Pledgor's rights and obligations under this Agreement may be made. In addition, Pledgee may not assign its rights under this Agreement to a third party except with the prior written consent of the Pledgor, which shall not be unreasonably withheld. This Agreement shall be binding upon the parties to this Agreement and their respective successors and assigns, shall inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns and any reference to a party to this Agreement shall also be a reference to a successor or assign.

         15. COUNTERPARTS. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original.

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands and affixed their seals, by and through their duly authorized officers, as of the day and year first above written.

                                     PLEDGOR:

                                     BEACHSIDE HOLDING, LLC


                                     By
                                        ---------------------------------
                                     Name
                                         --------------------------------
                                     Title
                                          -------------------------------


                                     PLEDGEE:

                                     LAHAINA ACQUISITIONS, INC.


                                     By
                                        ---------------------------------
                                     Name
                                         --------------------------------
                                     Title
                                          -------------------------------

                                   EXHIBIT C

                              ASSUMED LIABILITIES

                                LAHAINA PAYABLES

-------------------------------------------------------------------------------------------------------------------

                                                                           PRE-MERGER             MERGER RELATED

-------------------------------------------------------------------------------------------------------------------
AAA Advertising Agency                              $                        2,975                        0

-------------------------------------------------------------------------------------------------------------------
Allsafe                                             $                           64                        0

-------------------------------------------------------------------------------------------------------------------
Amelia Green                                        $                        1,200                        0

-------------------------------------------------------------------------------------------------------------------
Amelia Islander Magazine                            $                        8,649                        0

-------------------------------------------------------------------------------------------------------------------
Arm & Associates                                                                 0                   10,000

-------------------------------------------------------------------------------------------------------------------
AT&T (Long Distance)                                $                        1,222                        0

-------------------------------------------------------------------------------------------------------------------
Boree Canvas                                        $                        2,778                        0

-------------------------------------------------------------------------------------------------------------------
Brad's Glass                                        $                        4,426

-------------------------------------------------------------------------------------------------------------------
Cotner                                              $                       22,342                        0

-------------------------------------------------------------------------------------------------------------------
FPU (Shop's)                                        $                          600                        0

-------------------------------------------------------------------------------------------------------------------
FPU (In dispute)                                    $                        4,200*                       0

-------------------------------------------------------------------------------------------------------------------
Harbor Sound                                        $                        1,049                        0

-------------------------------------------------------------------------------------------------------------------
Kenneth Walters (CPA)                               $                       12,000                        0

-------------------------------------------------------------------------------------------------------------------
Masons Refrigeration                                $                          402                        0

-------------------------------------------------------------------------------------------------------------------
Pacific Coast (August)                              $                       20,000                        0

-------------------------------------------------------------------------------------------------------------------
Nationwide Ins.                                     $                        2,966                        0

-------------------------------------------------------------------------------------------------------------------
NewsLeader                                          $                        1,578                        0

-------------------------------------------------------------------------------------------------------------------
The Chamber                                         $                          235                        0

-------------------------------------------------------------------------------------------------------------------
Tribune-Georgian                                    $                          957                        0

-------------------------------------------------------------------------------------------------------------------
Waycross Journal-Herald                             4                        3,784                        0

-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

                                                                          PRE-MERGER              MERGER RELATED

-------------------------------------------------------------------------------------------------------------------
WWRR-FM 100.7                                       $                          579                        0

-------------------------------------------------------------------------------------------------------------------
Kres Real Estate (expenses)                         $                        2,116                        0

-------------------------------------------------------------------------------------------------------------------
Sherry Klein (termination costs)                    $                            0                   30,000

-------------------------------------------------------------------------------------------------------------------
Signs & Frames                                      $                          246                        0

-------------------------------------------------------------------------------------------------------------------
AT&T                                                $                          200                        0

-------------------------------------------------------------------------------------------------------------------
Bearden & Smith                                     $                        2,645                        0

-------------------------------------------------------------------------------------------------------------------
BellSouth                                           $                          894                        0

-------------------------------------------------------------------------------------------------------------------
Bowne                                               $                       10,000                    5,000

-------------------------------------------------------------------------------------------------------------------
Boy Scouts of America                               $                        1,000                        0

-------------------------------------------------------------------------------------------------------------------
Florida Times Union                                 $                           49                        0

-------------------------------------------------------------------------------------------------------------------
Georgia Secretary of State                          $                           50                        0

-------------------------------------------------------------------------------------------------------------------
Mik's of Amelia                                     $                          285                        0

-------------------------------------------------------------------------------------------------------------------
Milward & Co.                                       $                        2,061                        0

-------------------------------------------------------------------------------------------------------------------
Paul Hastings                                       $                      140,000                   85,000*

-------------------------------------------------------------------------------------------------------------------
PR Newsake                                          $                        4,200                        0

-------------------------------------------------------------------------------------------------------------------
Internet Stock Market                               $                        3,325                        0

-------------------------------------------------------------------------------------------------------------------
Nathan Sears                                        $                        7,000                        0

-------------------------------------------------------------------------------------------------------------------
Corporate Stock Transfer                            $                        9,100                        0

-------------------------------------------------------------------------------------------------------------------
Smyth (Consulting)                                  $                            0                   60,000

-------------------------------------------------------------------------------------------------------------------
Sullivan (Consulting)                               $                            0                   50,000

-------------------------------------------------------------------------------------------------------------------
Joe Powell                                          $                       18,500                        0

-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
W. Ross (CFO Retirement)                            $                       12,500                        0

-------------------------------------------------------------------------------------------------------------------
Fernandina Bch Newsletter                           $                        1,500                        0

-------------------------------------------------------------------------------------------------------------------
TOTAL                                                                      285,336                  238,000

-------------------------------------------------------------------------------------------------------------------


                                                 (1) water and sewer dispute

                                                 (2) includes 25,000 for costs
                                                     going forward



(A) Certain amounts on this Exhibit C have been paid by the Seller subsequent to the Merger on August 23, 1999.

(B) Sellers acknowledge that they are responsible for paying those amounts on this Exhibit C that have not been paid as of the Closing Date, together with any interest or penalties associated with such amounts since
       August 23, 1999.

(C) Sellers acknowledge that they are responsible for the payment of debts and liabilities as set forth in Section 6(d) of this Agreement.

                                   EXHIBIT D

                                SIDE AGREEMENTS

         1. Termination of Consulting Agreement dated June 1, 1999 by and between Gator Glory, LLC and Lahaina Acquisitions, Inc.

                                   SCHEDULE 1

                              DISCLOSURE SCHEDULE


-    Section 4(a). DIRECTORS AND OFFICERS OF THE TARGET.

     - DIRECTORS. Scott L. Demerau, Betty Sullivan, Sherry Sagemiller and Bart Siegel.

     - OFFICERS. . Scott L. Demerau, President; Betty Sullivan, Executive Vice President and Secretary; Sherry Sagemiller, Assistant Secretary; and William A. Thurber, Vice President of Finance.

-    Section 4(b). OWNERSHIP OF TARGET SHARES.

     - Lahaina Acquisitions, Inc. owns 500 shares of common stock of Beachside Commons I, Inc.

     - Accent Mortgage Services, Inc. does not own any shares of common stock of Beachside Commons I, Inc.

-    Section 4(g)(i). OWNED REAL PROPERTY.

     - The real property commonly known as Beachside Commons located at 2900 Atlantic Avenue in Fernandina Beach, Florida.

- Section 4(g)(ii). LEASED REAL PROPERTY. The real property known as Beachside Commons is leased by the Target pursuant to the following lease agreements:

     - Commercial Lease Agreement dated December 1, 1998 by and between Beachside Commons I, Inc. and J.P. Concepts, Inc. and Brian Moon.

     - Commercial Lease Agreement dated May 6, 1998 by and between Mongoose Investments, LLC and Ridison South, Inc.

     - Commercial Lease Agreement dated October 1, 1998 by and between Mongoose Investments, LLC and William and Diana Hurst.

     - Commercial Lease Agreement dated June 2, 1998 by and between Mongoose Investments, LLC and William P. Hurst.

     - Commercial Lease Agreement dated July 24, 1998 by and between Mongoose Investments, LLC and Beachside Coffee and Wine.

     - Commercial Lease Agreement dated March 5, 1999 by and between Beachside Commons I, Inc. and Beachside Styles.

     - Commercial Lease Agreement dated July 21, 1998 by and between Mongoose Investments, LLC and Blue Ridge Ventures.

     - Commercial Lease Agreement dated March 23, 1999 by and between Beachside Commons I, Inc. and RJM Communications, Inc. and Mike McClain.

     - Commercial Lease Agreement dated May 29, 1998 by and between Mongoose Investments, LLC and Susan and David James.

     - Commercial Lease Agreement dated May 27, 1998 by and between Mongoose Investments, LLC and Steve Benassayag.

     - Commercial Lease Agreement dated June 5, 1998 by and between Mongoose Investments, LLC and Jeff Steele.

-    Section 4(h). INTELLECTUAL PROPERTY REGISTRATIONS.

     -    Not Applicable

-    Section 4(m). INSURANCE POLICIES.

     -    Copies available by request from Pacific Coast Investment Company.


                                       2